Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-280017) and Forms F-3 (File Nos. 333-286326 and 333-278400) of our report dual dated October 29, 2024, except for the effects of the restatement disclosed in Note 2, as to which the date is October 3, 2025, which includes an explanatory paragraph for the restatement of previously issued financial statements and an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements appearing in Amendment No. 1 to the Annual Report on Form 20-F/A of Critical Metals Corp. for the year ended June 30, 2024.

/s/ Marcum llp

Houston, Texas

October 3, 2025